Exhibit 99.1

Inhibrx’s INBRX-106 Nearly Doubles Response Rate and Achieves Interim Median PFS of 9.6 months in Phase 2 HNSCC Study
First OX40 agonist to demonstrate clinical benefit in a randomized study
•INBRX-106 plus pembrolizumab delivers a 48.3% cORR and 72.4% of patients remain progression free at 6 months, compared with 26.5% and 42.8% for pembrolizumab alone
•Results are most pronounced in HPV+ patients, with cORR (80.0% vs 33.3%), CR rate (30.0% vs 0%), and PFS6 improvement (90.0% vs 33.0%) vs pembrolizumab alone
•Inhibrx will expand the Phase 2 study by approximately 50 HPV+ patients and may serve as a potential pathway to accelerated approval
•Positive results support large expansion opportunities into highly immunogenic tumors and combination with cancer vaccines
SAN DIEGO, CA — September 8, 2026 — Inhibrx Biosciences, Inc. (Nasdaq: INBX) (“Inhibrx” or the “Company”), a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates, today announced the primary endpoint results from the randomized and controlled Phase 2 portion of the HexAgon study, which is evaluating the safety and efficacy of INBRX-106, a hexavalent OX40 agonist, in combination with pembrolizumab (the combination arm) versus pembrolizumab monotherapy (the control arm) in first-line patients with treatment-naïve, PD-L1 positive (CPS ≥ 20) metastatic or unresectable recurrent head and neck squamous cell carcinoma (HNSCC). Baseline prognostic factors were largely balanced between the two arms, and the study is being conducted at more than 80 sites in the United States, Europe and Asia. The Phase 2 portion of the HexAgon study included a total of 68 randomized patients, 63 of whom were evaluable for the primary endpoint analysis, including 29 patients in the combination arm (10 of which were HPV+) and 34 patients in the control arm (nine of which were HPV+).
The primary endpoint analysis, which had a data cutoff of August 19, 2026, demonstrated a confirmed objective response rate (cORR) of 48.3% for INBRX-106 plus pembrolizumab compared with 26.5% for pembrolizumab alone. Four patients (13.8%) in the combination arm achieved a complete response compared with no complete responses in the control arm. Median progression-free survival (PFS) continues to mature. As of the data cutoff, median PFS was 9.6 months for INBRX-106 plus pembrolizumab compared with 4.9 months for pembrolizumab alone, with six-month PFS rates of 72.4% and 42.8%, respectively.
The efficacy signal was particularly pronounced in patients with HPV+ disease, where the combination arm demonstrated an 80.0% cORR compared with 33.3% for pembrolizumab alone. Notably, 30.0% of the HPV+ patients treated in the combination arm achieved a complete response, compared with no complete responses in the control arm. The durability of the benefit was also particularly striking, with 90.0% of patients receiving INBRX-106 plus pembrolizumab remaining progression-free at six months compared with 33.0% who were receiving pembrolizumab alone. As of the data cutoff, median PFS in the combination arm in patients with HPV+ disease had not yet been reached compared with 4.6 months for pembrolizumab alone.
The combination of INBRX-106 and pembrolizumab was generally manageable. The most common treatment-related adverse events were rash, fatigue, and diarrhea, which were predominantly low grade.

“What is most exciting to us is the depth and durability of the responses we are seeing with INBRX-106, particularly in HPV+ disease,” said Mark Lappe, co-founder and Chief Executive Officer of Inhibrx. “These results strengthen our conviction in OX40-mediated T-cell costimulation and give us a strong rationale to expand the program, not only into HPV+ disease, but also to explore the potential of INBRX-106 in other highly immunogenic tumors and in combination with cancer vaccines.”
Based on these results, Inhibrx plans to expand the randomized Phase 2 portion of the HexAgon trial by approximately 50 additional HPV+ Oropharyngeal Squamous Cell Carcinoma (OPSCC) patients (CPS ≥ 1), to support a potential accelerated regulatory pathway. Following the Phase 2 expansion, the Company plans to align with the FDA on this framework and initiate the Phase 3 portion of the HexAgon trial, which is intended to serve as the confirmatory study. These results also position OX40 agonism as a promising treatment approach beyond recurrent/metastatic disease, with potential to extend durable, T-cell driven antitumor activity into earlier-stage HPV+ OPSCC.
Beyond HNSCC, Inhibrx is evaluating the potential of INBRX-106 in other highly immunogenic tumor types. The Company is currently conducting a Phase 1/2 study of INBRX-106 in the perioperative setting of non-small cell lung cancer (NSCLC), with initial results targeted by mid-2027. This readout is expected to provide important clinical insights to inform future development, demonstrating the potential for INBRX-106 to extend well beyond head and neck cancer into not only perioperative lung cancer, but broader solid tumor indications.
The Company also plans to explore the potential of INBRX-106 in combination with therapeutic cancer vaccines. The clinical activity and T-cell responses observed with INBRX-106 in HPV+ disease demonstrate its ability to amplify antigen-driven T-cell responses, providing strong scientific justification for cancer vaccine combination strategies.
The Company will host a live webcast presentation today, September 8, 2026, at 5:00 a.m. Pacific Time to further discuss the results. The webcast will also include a slide presentation of the data, which is also incorporated into the Company’s investor deck accessible at https://inhibrx.com/inhibrx-biosciences-inc-investors/.

About the Conference Call
Investors may join via the web: https://app.webinar.net/4712m15mpwW or may listen to the call by dialing (1-888-880-3330). Please refer to Inhibrx Biosciences, Inc. or the conference ID 6981384 when calling in. The webcast will also include a slide presentation of the data, which is also incorporated into the Company’s investor deck accessible at https://inhibrx.com/inhibrx-biosciences-inc-investors/. Following the webcast, the presentation may be accessed through a link on the “Events and Presentations” section of Inhibrx’s website. The webcast will be available for 60 days following the event. Inhibrx will also update its corporate presentation within the “Investors” section of its website at www.inhibrx.com.
About INBRX-106
INBRX-106 is a hexavalent agonist targeting OX40 (CD134), a costimulatory receptor on T-cells. Utilizing Inhibrx’s proprietary single-domain antibody (sdAb) platform, INBRX-106 is designed to achieve the high-order receptor clustering necessary for robust T-cell activation and survival, a feat that has eluded traditional bivalent antibody approaches.
About Inhibrx Biosciences, Inc.
Inhibrx Biosciences is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates. Inhibrx Biosciences utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx Biosciences was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx Biosciences acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx Biosciences. Following such transactions, Inhibrx Biosciences’ current clinical pipeline of therapeutic candidates includes ozekibart (INBRX-109) and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.
Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s judgments and beliefs regarding the strength of Inhibrx’s pipeline; statements regarding the safety and efficacy of its therapeutic candidate, INBRX-106, based on topline and interim results; the potential for INBRX-106 to be used for the treatment of HNSCC or other indications; the clinical development of INBRX-106, including expected enrollment in an expansion cohort, data readouts, initiation of additional clinical trials, regulatory submissions and interactions, and the timing thereof; the potential accelerated approval; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials; and Inhibrx’s plans to evaluate INBRX-106 across broader indications and to explore combinations with other therapies. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: topline data may not accurately reflect the complete results of a particular study or trial and remain subject to audit, and final data may differ materially from topline data; the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of topline, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; results from preclinical studies or early clinical trials not necessarily being predictive of future results; unexpected adverse side effects or inadequate efficacy of its therapeutic candidates that may limit their development, regulatory approval and/or commercialization; the potential for its programs and prospects to be negatively impacted by developments relating to its competitors, including the results of studies or regulatory determinations relating to its competitors; the timing or likelihood of regulatory filings and approvals and regulatory developments in the U.S. and foreign countries; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; an accelerated development or approval pathway may not be available for INBRX-106 or other therapeutic candidates and any such pathway may not lead to a faster development process; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly Deck, CFO
ir@inhibrx.com
858-795-4260